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The following is the transcript of a conference call initially held on November 16, 2017. Audio playback is available on the Investor page of Almost Family, Inc.’s website.

LHC Group Conference Call

November 16, 2017

Corporate Speakers:

•	Eric Elliott; LHC Group, Inc.; VP of Finance

•	William Yarmuth; Almost Family, Inc.; Chairman and CEO

•	Keith Myers; LHC Group, Inc.; Chairman and CEO

•	Joshua Proffitt; LHC Group, Inc.; Executive VP of Corporate Development, CFO, Treasurer

•	C. Steven Guenthner; Almost Family, Inc.; President, Principal Financial Officer, Treasurer & Secretary

•	Donald Stelly; LHC Group, Inc.; President and COO

Participants:

•	Brian Tanquilut; Jefferies, LLC; Analyst

•	David MacDonald; SunTrust Robinson Humphrey, Inc.; Analyst

•	Kevin Ellich; Craig-Hallum Capital Group, LLC; Analyst

•	Joanna Gajuk; Bank of America; Analyst

•	Benjamin Whitman Mayo; Robert W. Baird & Co. Incorporated; Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and thank you for standing by. Welcome to LHC Group and Almost Family Merger Conference Call. (Operator Instructions) As a reminder, today’s conference call is being recorded for replay purposes. It’s now my pleasure to turn the conference over to Mr. Eric Elliott. Sir, you may begin.

Eric Elliott: Thank you, [Banner]. I’d like to welcome everyone to LHC Group, Almost Family merger transaction call. If you had not obtained a copy of the release, along with a detailed presentation summarizing the terms and strategic rational of this transaction, you can find it on our websites, at lhcgroup.com and almostfamily.com.

In a moment, we’ll hear from William Yarmuth, Chairman and Chief Executive Officer of Almost Family; Keith Myers, Chairman and Chief Executive Officer of LHC Group. Also on the call today and available for Q&A Steve Guenthner, Don Stelly and Josh Proffitt. We’d like to remind everyone that certain statements and information on this call may be deemed to be forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995.

Forward-looking statements may include, but are not limited to, statements relating to the transaction, including the timing of the transaction and anticipated benefits of the transaction; LHC Group’s and Almost Family’s objectives, claims and strategies; and all statements other than statements of historical facts and address activities, events or developments that LHC Group and Almost Family intend, accept, project, believe or anticipate, will or may occur in the future.

Any forward-looking statements in this call are made as of the date here and LHC Group and Almost Family undertake no duty to update or revise any such statements whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance, whether actual results will conform to the expectations and predictions, subject to known and unknown risks and uncertainties.

Actual results could differ materially from those projected in forward-looking statements before the number of risk factors and uncertainties, which are discussed in our annual and quarterly SEC filings. Almost Family and LHC Group show no obligation to update information provided on this call to reflect subsequent events.

In addition, today’s press release and investor presentation includes important disclosures that applied to this call. It is also note that this call is for informational purpose only and does not constitute an offer to sale or the solicitation of an offer to buy any securities or solicitations of any board for approval or respect to the proposed transactions between LHC Group and Almost Family, or otherwise.

Nor shall there be any sale of securities in any jurisdictions in which such solicitation or sale would be unlawful prior to registration or qualification on the securities laws of any jurisdiction. No offer security shall be made, except by means of perspectives meeting the requirements of Section 10 of the Securities Act of 1933 as amended.

Now, I am pleased to introduce the Chairman and CEO of Almost Family, William Yarmuth.

William Yarmuth: Thanks, Eric. I am extremely proud to be able to discuss the combination of two great healthcare providers. Having what is now Almost Family and having lead it for the past 36 years, I can tell you how pride I am of what we’ve accomplished and where we are in our journey.

With over 350 offices, driving home health, hospice and personal care operations, with the unique exciting health care area, which was created to capitalize on opportunities related to our core businesses, we have grown to employ nearly 70,000 employees who make people’s lives better every day, taking care of them in their homes.

I’m also extremely proud of the relationship we created in our hospital joint venture with Community Health Systems and to better understand the value and opportunity of creating strong partnerships with acute-care institutions. We’ve done this with great people and a great management team.

So when you put it that way, you might say, why we are announcing this merger today. Although, I take great pride in what we’ve done and where we are positioned, I believe the world of home health, personal care and hospice is evolving rapidly and is increasingly acceptance of the other key component to managing care is clear, it’s becoming more complex and sophisticated, and continues to be one of the more competitive segment in health care.

Over the years, I’ve watched and competed with Keith and LHC Group as they venture down a very similar path to achieving great things, perceiving their developing strategies. I’ve always compared Almost Family’s success against LHC’s over the years and what Keith and his management team has built.

Earlier this year, when Keith and I began discussing where the world was going, as we’ve done so many times over our long history, it became evident to both of us that, although our companies were each in a great place with strong balance sheet and both with the full plate of opportunities, there was another option.

Combining the two in the merger likely we’ve announced today, we created the largest independent of home health personal care and hospice services, in the country with a combined management team having more experience and in my opinion, more skill than any other. Together, we could capitalize more efficiently and effectively on the opportunities each of us were pursuing individually.

And not only that the combination would be accretive to our combined shareholders and allow us to achieve synergies without compromising our opportunity. It was the right thing to do at the right time.

Together our two companies will operate 781 branches in 36 days with over 31,000 employees. Combining companies of occur not only very strong cultural fit, they also requires a level of shared vision and mission that forms the very core of our reason for being. Almost Family and LHC both exist to meet the needs of elderly patients and their families who require in-home medical services, such as home health, hospice and personal care, with a passion for quality outcomes and patient satisfaction.

Collaboration is at the core of what we do every day. Honestly Keith envision to other companies with more in common coming together, in what they do, who they serve, how they deliver those services and the passion they have for leading change in our health care system.

Proud is the theme in my comments. I am proud of the accomplishment that Almost Family has achieved. I am very proud of where our organization is today. But I’m extremely proud what the future holds for Almost Family’s organization with the merger we’ve announced. I want to extend my sincere appreciation to all of the employees of Almost Family and LHC for what they do every day in making people’s lives better.

I will now turn the microphone over to Keith, a leader who I have the utmost respect for and confidence in as our two organizations become 1 and we move forward with the goal of adding value to the people we serve, our employees and their families our partners, and as always our investors. Keith?

Keith Myers: Thank you, William, and good morning, everyone. This is indeed, an exciting day for all of us. Earlier this morning William and I held call with our respective employees. We share with them our plans and vision for this merger and all of that we expect to accomplish together. I can tell you there was a lot of excitement on that call. Our teams understand what we can achieve together and how we will be able to fill the gaps to create a national platform that can read our industry’s transition to value-based reimbursement.

We’ve also received a number of calls from the existing and potential hospital joint venture partners who share our enthusiasm and look forward to seeing what challenges we can collectively solve for them.

While this is without question, the largest transaction LHC Group has ever been part of, the preparation, integration and on boarding is very similar to the joint ventures with LifePoint, home health and others. And I’ll start with a special type of corporate culture and service we developed in LHC Group since the early days of our founding.

Our goal is to leverage the wide ranging depth of experience and resources available at LHC and Almost Family, while maintaining a local field to the kind of services provided by the at each locations. Health care is after all local, and both companies believe local health care brands are vital to the way we do business. This attitude has kept LHC Group firmly grounded in our heritage to provide the customized level of care for the communities in which we operate.

Similar to Almost Family, we have developed in-homed assistance, integrating new employees in locations into our family of caregivers, as we’ve grown and expanded across the country. We will on that finely-tuned system in the coming weeks and months, as we come together as one and well into the future, as we welcome future partners into our collective family.

You heard earlier while William and his team thought this merger was a good idea, so what our LHC Group’s reason for doing so. I think I would point back to a statement I made on of our most earnings call that there has never been a stronger commitment to home health, whether it’s from government health care programs, managed care payers or hospitals and integrated health systems.

With that level of commitment and the need for the industry to transition to value-based reimbursement and correlated care, there has never been a better time to accelerate the execution of our business model. We’ve driven organic growth through relentless focus on quality and patient satisfaction and on meeting the growing demand from our health care partners to coordinate post acute care in home health, hospice and committee-based savings, with the provider who shares their mission and vision for delivering patients care with collaborative culture, so as Almost Family.

We have a proven track record of acquisitions and joint ventures, having completed 75 such partnerships in the past 20 years. Almost Family has recently integrated its largest acquisition in the history of the company with Community Health Systems and has been noted amongst the partners for succeeding exactly where we have as well.

This merger presents a unique opportunity to bring to like minded and proven providers together to create the leading national post acute provider and joint venture partner of choice. We’ve outlined many compelling strategic reasons for this merger in our joint press release and accompanying presentation. But I’d like to focus on a few for a moment here.

We firmly believe that the landscape for in-home health care providers is rapidly evolving with hospital and health systems meeting to transition to a value-based patient-centered care model. In combining LHC Group and Almost Family, we will be the only national home health, hospice and personal care services provider that has a long proven track record of successfully partnering with hospitals and health systems. We can now better support existing partners and serve many more potential partners.

The value proposition we can bring to bear for these joint venture partners has greatly increased as well with this customized solution and the ability to collectively maintain established local brands. The range of services across the continuum of post acute care is now unmatched on a national basis. In our minds and in the minds of our partners, we have become the provider and joint venture partner of choice for leading hospitals and health systems.

This merger will have a very real impact on our ability to drive additional organic growth. With an addition of Almost Family’s personal care services business, which is larger and more extensive than our community based services, we can leverage the deep expertise in this business across a larger base of home health locations.

Almost Family has the best practices, having begun this business 40 years ago, and there is a tremendous opportunity to drive higher volumes nationwode. And with only 16 current hospice locations for Almost Family, we have a complimentary opportunity to grow our hospice business through greater collaboration in the existing markets and projects in new markets as we replicate on successful co-location strategy.

At LHC Group, we were already on a strong growth pace for organic growth and the addition of new joint venture partners from acquired revenue. This merger is immediately accretive and we expect it to provide meaningful opportunities to generate growth in the future. As you can see from our release, the benefit is quite substantial post-merger, with combined expected trailing 12-month revenue of approximately $1.8 billion and adjusted EBITDA of $145 million.

Our strong balance sheet, both before and after this merger, will allow us to continue pursuing additional acquisitions to fill in locations and markets complete joint ventures and grow complementary service lines. Post-transaction, we are projecting our combined gross leverage to be approximately 1.5x on a combined trailing 12-month 2017 adjusted EBITDA, and over $100 million of free cash flow.

In terms of the next steps of the transaction, we remain committed to close the transaction in an expeditious manner and expect to close the transaction in the first half of 2018, subject, of course, to approval of the transaction by both company’s shareholders, required regulatory approval and other customary closing conditions.

Our collective teams will continue the hard work they’ve already started to initiate the integration effort and prepare to hit the ground running following the closing of the merger.

Through our LHC Group and Almost Family teams, thank you for all that you do. Our clinical professionals for the high-quality patient care and exceptional service we provide to the patient’s family and communities, we were so blessed to care for, and to all LHC Group family members who provide support and service to them every day. Because of all of you, LHC Group continues to be successful at fulfilling our mission to care for the elderly and at-risk populations in our service area.

This concludes our prepared remarks and we’re now ready to open the call for questions. Thank you.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) And our first question will come from the line of Brian Tanquilut with Jefferies.

Brian Tanquilut: So I guess, Keith, my first question is, this is a very—this is a big transaction. And as we’ve seen in the health care landscape, a lot of big deals stumble and face challenges. So as we sit here, I mean, where do you get the comfort and the confidence that this will be different from a lot of challenge?

This would be a fairly smooth and seamless integration. And also how do you view the risk profile of the company now that it’s combined with Almost Family?

Keith Myers: Certainly appropriate question to ask me. But you know that I’m not a high-risk guy and LHC Group is a pretty conservative company. So we don’t approach this likely. The—my answer to the question, it starts for me with the relationship I have with William for a very long time and how well these two companies have known each other for a very long time. We’ve been competitors, but friendly competitors.

And I’ve always noticed how similar the cultures where. I can’t count the number of times that people have come to us, asking us why these two companies hadn’t come together before. And I’ve Williams probably the same questions asked to him time-to-time. So the —I’ve to start with the cultural fit, because in our business, this is a people business. And having buy-end and loyalty cultural alignment is paramount in my mind. And we can check that box very easily.

The next thing that causes in my mind is large transactions do not turn the way the expected as leveraged. We’re not doing this with leverage. This is a stock transaction, where we are merging two companies together and we have very low leverage. And then the third part is the geographic footprint that we create.

There is almost no overlap in these two companies and it’s just amazing. It’s almost as what we’ve done leverage on. So all of those things just combined to bring the risk profile way down for me and get us across this line. Again, I can’t think of another large transaction that would work for us.

Brian Tanquilut: Got it. And then I guess, for Keith, again, or maybe Steve, as we think about synergies, you laid out a synergy plan $25 million. How real and easily attainable are those synergies? And how are you thinking about potential revenue synergies down the road, especially, as we think about your innovation business and personal care?

Keith Myers: Let me take advantage of your questions or sort of answer that whole differently around who we are as a team here together because I’m going to kick this question to Josh, because he and Jeff, our Chief Accounting Officer, they did that work and they are in a better place to explain to you the confidence level that we have in that work. I will say that any upside synergies, revenue synergies, cross-selling opportunities, strategic development opportunities, those are all sort of in the future.

So there is nothing in this $25 million around that. And I’m going to defer to my new best friend, Josh, over here to take that $25 million.

Joshua Proffitt: Yes, great. Thanks, Steve, and thanks for the question, Brian. I want to echo what Steve was alluding to, which is just the amount of collaboration and report that has not only gone into the transaction, but that has really been developed through the synergy exercise. Myself, Steve, Eric, Jeff, working together and coming together as a team, well before this day was announced.

And I couldn’t be more excited about that. I want to also just echo the confidence that we have in the $25 million being cost synergy only. I would maybe go so far even to say that, that would be a conservative number, but you all know as well enough to now that we are going to be conservative. We do have a detailed plan around how to execute that and to continue to kind of work on that together.

But there are no level synergies in that number. It’s an overhead, I would say, public company calls things that you would expect and the upside synergies that Steve alluded to, I think that everybody in this room is pretty excited.

Brian Tanquilut: Got it. And then the last question from me. As I think about the growth, so Keith, obviously, you have done a really good job driving very heathy organic growth and a William and Steve has done the same thing and with that M&A and JV. So how does this change given that you’re going through integration?

I know you have an unlevered balance sheet and you alluded to that in your prepared remarks. But how should we be thinking about the growth profile of the combined company, 6 months, 12 months and longer than that out?

Keith Myers: Well, I’ll go first and ask Steve to join with me here. So I don’t see this having certainly no negative effect, or perhaps even accelerating the growth profile. Our balance sheet is clean. The volume of inbound calls and interest that we’re getting from hospital and health system partners, in particular, continues to increase. So I don’t see anything that would curtail that. We’re really excited about the new growth opportunities. And Stephen is going to take that.

C. Steven Guenthner: Sure. So here is how we think about it or I think about it, that this, we talked for a long time in our investor conferences and discussions around trajectory and continuing that trajectory, both companies have been on pretty amazing trajectories. And so this is continuing the trajectory. So if you just think about or kindly be the bigger factor stronger. So we are delivering the balance sheet.

This is going to be a straightforward integration. I don’t want to get too far ahead of ourselves, but we’ve already integrated the home health agencies of Almost Family into home care home base, which is the same platform as we used in LHC. So we are just that much further ahead. We are going to ultimately integrate personal care operations into the platform that Almost Family uses. So that’s going to go pretty well.

We’ve got great deal of experience doing that. So I think we’re going to grow better and faster. I’d rather ask to do his together, because I think we can grow better, faster, lower risk, higher return profile doing this together than possibly doing separately.

Operator: And our next question will come from David MacDonald with SunTrust.

David MacDonald: William and Keith, can you just talk about, I mean, Keith, we’ve heard you talk about hospitals increasingly wanting to have you guys take over candidly post acute for them? How much better is the combined company going to be positioned in terms of, not only a broader geographic footprint, but also a broader service offering? And if you can just talk about that briefly? And also how much better the combined company is positioned for value-based care?

Keith Myers: Yes. Dave, I don’t know if you didn’t answered the question in the question. No, I mean, but seriously let’s start with from I went back, in terms of managed care, we are to get the attention of the larger managed care payers. You have to have footprint and be able to deliver enough value to have a real seat at the table, and you have to have—you have to cover their population density areas.

So far us, filling in a lot of those holes here is very important for the 2 companies combined. For LHC, we didn’t have the state in Florida. We can’t really have a meaningful conversation if we can’t cover the State of Florida. So that’s a tick up for us. In terms of —the one thing that you didn’t mention and I want to bring out is the depth and experience of the management team. So as if the company grows and began to scale, we on more of these hospitals and health systems, it’s pretty easy to put on the street at the ground level.

What gets harder is, these hospitals and health systems don’t have any real experience in the post acute side and they bring us in because we are good managers. You have to have enough management team that experienced to do that exceptionally well. You can’t go in and get the relationship and then provide a substandard level service and survive there and all. We have an LHC Group.

We’ve always been very proud of the fact that we’re able to say that every hospital or health system that’s ever done business with us is on our reference list. And I want to make sure that we can always do that. And today, with the team that obviously around the table, I have no doubt in my mind that we can do that for many years to come. We just guarantee that. So did I leave anything out?

David MacDonald: No. Just one other quick follow-up question I would have is, look, Keith, you guys specifically have seen a pretty nice uptick in not only the frequency, but the size of the joint venture activity since announcing LifePoint. How big handle affect you think the combined company get of the fact that you not have two of the major public hospital systems kind of under one banner here?

Keith Myers: In our experience—our experience has been flooded. When we had larger systems, we just—in accelerate in down into the pipeline robustness you’re getting that, but the way...

William Yarmuth: This is William. Since we did our transaction community last year, our phones have been ringing and there’s been a lot more inbound interest in our organization from hospitals. I know you’ve done with the community. We’re thinking about it. We are interested in that area. And so we’ve seen a significant increase in the amount of interest. And I’m sure that has of LHC Group.

So that’s becoming a more—that’s becoming a pretty good model that people are looking at from acute care institutional side from my perspective. Relative to some of the other things, in terms of internal growth, we’ve got huge opportunities now from the Almost

Family perspective to begin to implement things that we and new markets, whether it’s personal care, so there’s a lot of internal growth.

And then coming back to the other way, because we are relatively small hospice providers. Now we can leverage the expertise that LHC has in the hospice market and bringing into markets that we have historically not done hospice in. So I think, just putting the two companies together is going to be sort of create a real valuable internal growth engine that we should be able to do and do pretty efficiently, because one of the nice things about that integration—I have two more points and I will share that.

But one of the nice things that integration and listen into Bryan’s question, we don’t—we are locally branded, we are locally branded organization, so as LHC. So in the marketplaces where your providing care, they don’t really care about Almost Family, they might care, but I’m not sure they don’t do that. They don’t care about Almost Family’s name, they care about the people that are out there, providing the care in the community and the relationship they have there. That doesn’t get disrupted through the integration of this operation.

There is no disruption that we should see there and we’re obviously emphasizing that with our employees in the field. No change go out, keep doing the business. You operate in the name which your are proud of. Your individual brand. We are proud of that name too. Go—have had it, go build the business, and when there is overlap, we already have that in each of our business. We have markets in which we have multiple brands operating in the same market.

So I think the disruption that you might experience in a different kind of integration is not a—that you might think two companies coming together is very minimal, minimized in this process and one that I think we are both highly confident we can get through it in a least disrupted, I wanted to make sure that I got it right, the least disruptive way possible. Another thing that I just wanted to mention, because it with the hospital stuff is, in our health care innovation area, we have HCL enable in the company.

One of the things we’ve seen over the years is whole lot more interest with the hospitals, wanting to get and create and establish their own in their marketplaces. When we have 75-plus hospitals that are out there, that are probably thinking about this. There is probably going to be a whole lot of pipeline and opportunity to build relationships in those markets, with their positions, with all that activity. And I think that’s is going to be another growth engine.

Although, we have not proved it yet, I’m still highly confident that when you build that network with a partner hospital, you’ll get —the home health benefit is going to a newer benefit of the provider that you have the relationship with. And so, we now have—this is whole bucket of opportunities for our ACO enabled in the company to work with that process.

So I think there is a whole lot of puzzle piecing that we’re putting together or putting these together that keeps company and what we have done and how we’ve operated together and I think culturally, we are extremely in line. We are organized in a very similar way. And each kind of with our development, we have done a little bit in a different path.

So we’ve created opportunities that would come together, it’s kind of build and cross fertilize those markets. So that’s why I’m excited about. That’s why I want to get to sense and enthusiasm in a wise. But that’s why they will feel so strongly, this is a really, really a good thing.

Operator: And our next question will come from line of Kevin Ellich with Craig-Hallum.

Kevin Ellich: Lots been talked about already, but just one of the other background, Keith and William. I guess, how long does it take to get to put the deal together? And then maybe to Steve, have you guys already the integration plans? Or is that still kind of a work in progress?

Keith Myers: So—but it’s not like—it’s not as though we didn’t know each other, we have to get to know each other. William, I guess, starting. We just—we’re talking just normal course, several times a year, especially when there are any significant events going on in the industry. We’ve been doing that for many years. And I guess, what left with this transaction was a conversation we had in the summary.

William Yarmuth: Yes, in the summary.

Keith Myers: Yes. We were really talking about the proposed rules from CMS and how we thought about that and how we might work to get—achieve a good outcome during the common period. And then through those conversations, we just started acting some of it and one thing led to another. But really it wasn’t that we have to learn anything about Almost Family or get to know, William, it is a very natural conversation. William?

William Yarmuth: Yes. From my perspective, I think that the history is exactly as Keith described it. But certainly, the preliminary rule that came out kind of was creating a pretty disruptive like cloud over the industry because that’s begin to talk about that. But as we talked about it and how—the world, the government can do some pretty disruptive stuff to us, and we have all lived to it. So Keith and I have lived through a whole lot of changes in reimbursement that we head to adapt to, as in dealing with it.

This was a pretty significant one that we’re facing. In those conversations, we kind of talk over the years in different times, this is the right time. We should put our companies together. Who’s going to do this, who’s doing that, all the rest of that. We kind of got down the road in our conversation, which is like, it’s now our time that makes sense. And as I thought about it for our company I said, all the things we talked about on our call, stronger combined management is really important you should kind of had to deal with the system, the industry we’re in.

The opportunities that both of us had are very important. The leverage that we would get, this cross-selling opportunity and it just sort of came together and I think we probably on sort of—and my mind is like, okay, well let’s figure out what the right answer is. If it makes sense, let’s do that. Let’s bring our teams together. And you know what, you got to get rid of the weakest link. So I’ll stand off on the sideline for a little bit.

Keith Myers: Yes.

William Yarmuth: It’s truly not a leadership issue. I have tremendous confidence in Keith is a leader and he’s built a great company. And I am happy to be part of it in the role that I play. But what’s best for the company and what’s best for the people that are—it’s all about our employees, all about the people we care for, all about the best management team to be obtained to leave this organization. And I think we made all the right decisions in what we’ve done in the combination.

So it probably took in my head, may be a week, I don’t think about it for few days and then take long to, let’s see if we can make it work. Then, that took a little longer. But the decision from me to do it were sort to make all the sense in the world the right thing to do and a great play, let’s go do it, because the longer it takes to do it, than the opportunity we’ve lost. So that’s why I was being side of that.

Keith Myers: Kevin, do you want me to comment on integration?

Kevin Ellich: No. I did want to comment on integrations team and I also wanted to give you kudos for making the first time in the call for the timely lesson.

Keith Myers: Somebody give him the microphone. I will promise I won’t try to steal the mic. I want to comment, I am not going to get away with that part. What works for us, is he is part of this thing. Part of what lowers the risk in this, is he’s part of this thing.

William Yarmuth: Absolutely.

Keith Myers: So—and I don’t really want to point out all the shareholders and analysts, nobody’s walking away from here with a check, everybody is staying in. All our equity is staying in. We’re on this team to make this thing happen. It goes way past the people that are on this call. There is a lot of people down below this call, other areas in the company that people are excited, they’re committed. We’ve been making the rounds today here in this home office and everybody reads the headline says, “Hey, the headquarters going to be in Lafayette.”

Well, we are making our rounds today. So a lot of people in this building are excited about what we’re going to do here. So part of the integration, I’m going to ask one of my best friends, Josh to talk about—need to hear this voice as well. But a part of this integration is, we’re also going to grow the business rapidly. It’s going to be a lot of opportunities and people—important update for everybody here—home health and...

C. Steven Guenthner: We do have a little bit of background noise and I apologize for that. It’s on somebody else’s but just to touch on that, we’re about to combine management team together we’ve done many, many transactions and integrations. And even so we’re humble and smart enough to go outside and look at the third party things and take things differently. So we are engaging that.

But Steve made a really good point that I want to reiterate. Although a company, when we have to go out and integrate, it starts with the platform. With Almost Family being our home care home base now, that is such heavy lifting out of the way and we can concentrate on some of that clinical programs and some of the operational new launches that we think combined is going to enhance both products and the throughput between service lines.

So, yes, we’ve got work to do, of course, between now and the closing. But we think our plan is methodical and we think we have oversight from the third party that is going to make this unprecedented integration and we look back just couple of months and we’re going to give you a little more information on that.

Operator: And our next question will come from the line of Joanna Gajuk with Bank of America.

Joanna Gajuk: So on the synergies, I don’t know whether I understand, but did you talk about the timing of when you expect the $25 million cost synergies to be achieved? Should I assume that it’s almost immediately achieved?

Joshua Proffitt: Yes, Joanna. This is Josh. I can start off by taking that one. So—I mean, based on just the time line of the transaction in general, we are anticipating it to happen in the first half of next year. And as you would imagine, the lions share, the balance of the synergies will be able to achieve fairly early on post closing.

But there will be some staging to do that. There will be, as you would expect, probably in the first 6 to 12 months, some cost to achieve some of those synergies. So I wouldn’t bake the full $25 million in two days one by any stretch. But I would tell you that we’ve got of confidence that we’ve got a plan to execute that, and that it will be immediately accretive day 1 and that by 2019, you’re going to really start seeing most of those synergies realized.

Joanna Gajuk: All right. So we should think about exiting 2018 at this level do you think?

Keith Myers: I would say that, maybe second quarter mid ‘19, we’ll be at this level, and hopefully exiting 2018, but, again, as we don’t want to overpromise.

Joanna Gajuk: Right.

Keith Myers: And it all depends on the time line when the transaction closes, and how we phase-in some of the plans.

Joanna Gajuk: And then I guess, you’ve highlighted a couple of terms on the cost synergy. And there you would expect additional synergies in terms of revenues. So should we think about that? Would you give yourself time to first integrate in terms of the cost synergies? Or you would try to create this revenue synergies to also in the first year of the merger?

Keith Myers: I would definitely say, we’re going to be planning for some of those synergies even before the transaction closes. And we’re already working on combined plans and ideas, and initiatives. You’ve heard some of those even spoken about here on this call, this morning.

So I wouldn’t say, we’re going to try and knock down the cost synergies and then shift focus to the revenue synergies. All we’ve done is score the cost synergies. Steve, do you want to add anything to that?

C. Steven Guenthner: Yes. I think the path that Josh is talking about is exactly the right path relative to conservatism and financial expectations. Plug those numbers into your model. We will show you the revenue synergies when we bring them to you, to promise and putting them in here up front.

But let me just start—at the start, which is when you bring this quality management team together, that allows people to focus on make a little bit more narrowly on what they do best, our ability to improve underperforming assets is going to go up pretty dramatically here. And most of the improving and underperforming assets is around revenue and it’s around focus.

And so as we bring this focus and increase intensity to our business, I think we’re going to have all kinds of revenue synergies, I just put them in model until we update.

Joanna Gajuk: Right. I agree with that. But then did I hear right, but I guess before in terms of the strong organic growth that LHC Group experienced a little less long time? Then you’ve said something along the line that you would expect this growth to continue at this level if not accelerated.

That’s what you’re referring to in terms of the improvement you expect and kind of the revenue synergies are flowing into those numbers. And then how be or driving the growth—organic growth rate?

Keith Myers: This is Keith. So when I was talking about the growth, I thought we were talking about the pipeline, the hospital joint venture acquisition growth and that growth. But, Don, maybe you want to speak organically?

Donald Stelly: This is Don. On both companies, we’ve had tremendous success with internal organic growth. And a lot of questions have been coming around is we have transformative deal and in history, those kind of deals not do very well and our view is, because many people count on that inner steel of volume runs and scored that, we need to say this going to come, but we are not less and you got to put that in box.

But I can assure with the footprint that they have and we have, when we get to go out and into Lenovo and collocate service domains, that upside is going to be unprecedented in both company’s history, and yet, another reason that we decide that was a very compelling pact forward. So, Steve is right. I would put that into models and certainly, when we issue our individual and collective guidance later on, you’ll incorporate that as the plan comes to fruition.

Joanna Gajuk: Right. That’s make sense. And also in terms of the timing of this announcement, obviously, you guys discussed this for a while and it seems like may be the model proposal for some sort of, call it for the discussion to about the route. But how do you feel about where we spent currently? I mean, obviously now CMS seems to have decided to postpone the implementation of what they propose and I guess, execution, there is going to be another version that might come out.

So is that how do you kind of think about it in terms of what CMS might or Congress might decide to do with the reimbursement that having a largest more diversified position to do better under this model? Or also on the other hand, are you worried that what conference CMS is much different somewhat the original proposal?

That’s the reason why you doing the merger still any kind of color in terms of how you decided to go there in terms of the merger given the reimbursement and the groupings that’s being proposed?

Keith Myers: Yes. So let me apologize. This is maybe the way that I described how we got together, lead you to assume that the proposed rule, I think the reimbursement related to do anything with this conversation. It was just a matter of William and I, both being on the phone talking about this, and calls us to revisit a conversation we had many times before whether or not now might be the time to talk about these companies together, but they were mutually exclusive.

But with regard to reimbursement, I believe what happened with CMS is not a postponement of what was proposed, but a withdrawal and recognition, because of a lot of the work that we did in the process of educating them and providing them with real data that gave them reason to believe that maybe this model is not what well thought out. I will ask Steve to jump in in a minute because he did a lot of work with me as well.

But I think they withdrew it and said we have an industry that’s more sophisticated than it was a decade ago. And it’s willing to come to the table with us and work on reforms that would not lead to unintended consequences, most significantly, the movement of patients back into higher cost settings such as and to anyway discourage the momentum we have in moving patients downstream to home health.

And I think that’s was resonated within, not only with CMS, but with many supporters on, 49 senators and I think 176 members of Congress that signed on to the letters in our support. That’s what I think it was. And before I turn it over to Steve, I’d also say that, a joint presentation that our teams were doing for this industry work, several of us—Steve had presented data for one group that was asking a lot of questions about the shift of patients back into—a movement of patients back from home health and into CMS.

And Steve showed them how just a 5% shift with patients moving from home health to back to CMS, what’s resulted in additional spending that will strive what they thought they would be saving in the room. Steve?

C. Steven Guenthner: So, Joanna, I think just to reiterate, there is so much about all of this, that’s connected to why this merger makes sense. There is so many ways that this all comes together, and it makes sense. But this is not cause and effect that says, oh there was an HHGM proposal, we better go merge two companies.

And in this discussion, in this territory, what home health is all about and how we can help to shape and influence policy, reinforces two really critical points and that is we have to be larger to be more—afforded to be able to be more sophisticated, to have exercise to be more credible, and it was exceptionally proven that our two companies, in particular, spoke at the same wise while we were there.

We were saying the same things at the same time and show our ability to more effectively collaborate and influence. Policy became clear and the mirror image of that become clear, which is these are two companies that thinks so much alike that we can be a lot better at this if we do it together. So just take it kind of right there and see what other quotients you have.

Joanna Gajuk: Sure. I just want to clarify and hear it from you in terms of your look forward and the context of your merger. The last question I had on the personal care business, right. So I guess, that’s more for the LHC group, I guess, they were from a speaker in personal care, but at the same time this business has had a lot of issues with state reimbursement, labor cost, and whatnot.

And I guess, obviously, in the prepared remarks, you kind of talked about cross-selling and growing all these registered home health cost and personal care. So I just wanted to hear on that business, given kind of the issues that isn’t highlighting on that front?

William Yarmuth: Sure. This is William. I think that our view of personal care is, personal care is an essential to part of the delivery model. And it’s becoming more and more attractive to different people that manage care and payers, all players. And then Keith mentioned that, he thought that, for an example, given the managed care providers that the combination allowed the combined companies to have to offer services across Florida, which are very important.

And we see managed care organizations thinking about personal care as a way for them to manage their—the insurer that they are covering, as a very strong upside. And obviously, as you become a provider, that can offer more services to a managed care organization across either uniquely specific geography or across a bigger platform, you’re going to be able to work with them, relative to the issues that you’re talking about, obviously, some of its management.

We’ve talked about that in our personal care business. And we’ve changed the management of it. We are seeing some positive response to that. That’s important. It is a little bit different in personal care, because you might have three states to go up or three states to go down. That is quite I use the word simple, but it is as clear as the federal government decides we are going to give you a rate increase or give you a rate cut or change the regulation.

So one of the complexities of personal care is to be able to deal with the different changes across different states and have an operational model that can support that. And we are very confident. We’ve been doing that for a long time. We can. We think personal care is going to continue to grow as a big part of the delivery, reimbursement system and the delivery model.

And once again, from our standpoint to be able to do it in an additional state where we are not operating that we probably would not have gone and operated or look for acquisition without our visiting business. Now we’ve got fresh territory beginning to development opportunities.

Operator: (Operator Instructions) And our next question will come from the line of Whit Mayo with Robert W Baird.

Whit Mayo: I guess, wanted to play maybe devil’s advocate a little bit and just think of the risk of the transaction. And then there has to be some vulnerabilities created from this merger where you need to be wrong. I’m just trying to kind of take the other side and there has to be something to worry about.

I hear all the optimism and the excitement. And I share all of that, that as well. What are some of the risk that we need to be considering as we become auditor of the integration?

William Yarmuth: I will take a start on that and I’ll ask everyone to join in. There is—as Keith was saying earlier, there is three problems that really happen with large merger, this integration risk. And we hopefully we’ve beat that one up pretty good. There is social issues. I’m here to tell you, we don’t have any. In this group, in this room, we are good to go. We had minimal overlap at the branch level, so we do not have much social issues there.

There’s just not many places that you could have that sort of thing and I can promise you that these management teams are like-minded and leverage. And they’re just flat in the—this is a de-lever for both companies. So I guess, when we you start thinking about risk, the risk relative to put in this business into together as opposed there could be some adverse reactions from joint venture partners and most of those are local operations.

And we just don’t see that coming at all. So I guess, you’d almost have to pivot back to sort of general risks around that reimbursement sort of things. And then maybe you would have to pivot to what we said earlier, which is gives this gives us the ability to move faster. This gives us the ability to grow faster at what we would perceive to be a lower risk. It gives us better access to capital, lower cost capital.

So I guess, you could try to really just kind of clutching can I come up with anything here? I guess you could say, well, maybe this is going to enable these guys to go out and do something stupid and look, hey, we’re growing faster. Now, if had to pick up two management teams in America, we all have to by now, but we’re not going to and do something stupid, by growing faster, it would have be these two management teams. I’m sorry. I know we are—I am trying to answer your question, but I can’t come up with a thing.

Donald Stelly: This is Don. I would tell you, we are not looking through rose-colored glasses. We do the heavy lifting and a lot of work to do to continue on this path of success. But you know what, that was individual as management teams so the merger changes, nothing there. Then we have execution just going to blocking and tackling. I’m not trying to be boastful, I just wouldn’t bet against us. We got too good of a track record. Collectively, we feel pretty good about it.

Whit Mayo: I would echo that. I feel like Almost Family historically has been more decentralized in terms of the structure or the organization compared to LHC? And one, I guess, maybe Steve and, do you think that the characterization? And how will the divisional structure, the accountability, how does it work? Because if I’m expanded control, and just what changes in terms of like reporting structure of the organization?

William Yarmuth: I might challenge the pedicure, I might challenge the beginning that says we were, because I think about that and now I’d like to see better and have talked to Keith a little bit more, less about government relations, more about operational stuff and how they think about the business. I think we are way more like than we’re different. We think about management’s scale in a very similar way around revenue.

So we kind of talk about the same amount of business at a regional manager or division President might be able to handle. And I was actually pretty—I wouldn’t go to shop and I was surprised that the way we think about building our operational structure was very similar. So we are always—I think—if you think about us being decentralized, I’ve always used this term of local market autonomy. And I think that gives you the decentralized concept.

It’s really not, it’s really about you’ve got a local brands and local markets and they need to penetrate the market based on their brand and expertise. But structurally and we both and I think we’ve been learnt more in the home care home-based, there is processes that are very similar. There is staffing models that are exactly the same, and then we start rolling out the management structure, you start seeing the expanded controls that are very similar.

So I think it’s basically plugging in very similar kinds of line management spend that are way more different, I just think. And I had —to be honest with you, I had that problem internally with local market autonomy, because people think that’s way more decentralized than I really wanted to be.

Keith Myers: You wanted...

William Yarmuth: As they get a little confused about that. Sometimes you have to reel them back in and say wait a second. Let me re-explain what I meant by that, because maybe my words are being misconstrued. So I’d really think we are very similar in terms of the organizational structure and line management spend.

Keith Myers: This is Keith. If I can, let me jump in on that and have few words. I want to echo something Steve said earlier. William is not going away. I want to add to risk profiles. If William weren’t staying here and connected with this deal, we wouldn’t done it. So that’s another very important component and it’s true. I told you that from day one.

But when we talk about centralized versus decentralized, I don’t—I think were both companies are decentralized in terms of local branding and giving of our local leaders a certain amount—an adequate amount of autonomy to run their business as they need to in their local markets. What we do from a centralized view is to monitor through data, how those offices are performing and to provide them analytics that help them make better decisions and to see a level.

And that’s what—that’s been the magic for us. When I think of a business, we use a word centralized. It’s—it implies to some people of permission giving that goes on between the field office and the home office. That doesn’t happen really, that doesn’t happen at all with Almost Family.

So I think it’s—we structured as William said, when you’re on a home care home-based and you’re running that platform, you’re structured and their processes that everybody has to follow up. And another great thing here that everybody is now on that same platform.

Whit Mayo: And maybe Steve one last one on the topic of home-based. Where you are on the conversion? And maybe what your cost per visit when it looks like the day where you think you need to go? I guess, I am just trying to think through what the efficiency opportunities are that you have in front of you?

And I know that Don has clearly nailed the playbook in time and time again and having his knowledge and experience to go forward and utilize the tool, is it helpful? I guess, I am just—just trying to maybe think through what the opportunity is going forward?

Keith Myers: Yes, Whit. I think in our case through our consolidation efforts, we’ve reached a point where we brought community on. We sought of tipped that half way mark already, with that being on the home care home-based. So for us, bringing the legacy operations over has been most of that work has been.

And this product is in use in so many companies, in so many places, producing the same kind of results just about everywhere that it’s that we are highly confident as those agencies complete their work, that those synergies will be realized, they are being realized. And now, I’m going to defer to the expert in the room, Mr. Stelly, to tell you going to continue to play through, because he does have more expertise with this than we do.

Donald Stelly: Thanks, Stephen. And then I will keep it short and simple where we are today and where they are in the conversion, there is no way, but up, and that’s based on the experience that we have. What I’m not prepared to say is, I don’t know their individual provider baselines. So what we’re going to do is, we are going to huddle up.

We are going to look at where they are. We’re looking to our modeling. We are going to overlay it and we’re going to see it line-by-line, upside down we will let you know what that’s going to be once we score it. But honestly we are not prepared to do that. So I think I will give you false information other than we know this collectively. Steve, everybody in the room, we believe there is tremendous upside for this.

William Yarmuth: So with relative to pro forma, business pro forma used the LTM September to $25 million synergy, none of the upside in that. So you have it.

Operator: And our next question will come from the line of Brian Tanquilut with Jefferies. And I’m showing no further questions in the queue. It’s my pleasure to turn the conference back over to Mr. William Yarmuth and Keith Myers for closing comments and remarks. Gentlemen?

Keith Myers: I’ll go first and then—so, thanks everyone for dialing in today. Thanks for your questions. And as always, if you have any follow-up questions, we will make ourselves available in.

William Yarmuth: I appreciate the opportunity to have a moment with all of the investors that are on the call and the analysts, and we’ve always been sort of either on the back or criticized for having gone. But it was great, and I can only say that enthusiastic I am about all of the things that we’re announcing today and the opportunities we have, and thanks for the opportunity to speak with you.

Keith Myers: But you’re not leaving.

William Yarmuth: No. Thank you.

Keith Myers: Thank you.

Operator: Ladies and gentlemen, thank you for your participation on today’s conference. This does conclude program. You may all disconnect. Everybody have a wonderful day.

Almost Family Employee Merger Announcement Call

William Yarmuth: Good morning everybody. This is William Yarmuth. I hope you all are well.

Thank you so much for taking time out of your busy day to talk with me this morning. I wanted to share some very exciting news for our organization and all of our individual brands of future. And that’s around the fact that we announced that we today were going to merge with LHC Group- another very, very, and I’m sure you all know, a very, very large and very, very successful home care and hospice company and they’re also in the in LTAC business.

But you know, we think of them in our world as one of our people that as an organization we have always looked to- to say how do we measure ourselves as an organization and our success in the world, and there’s a lot of providers, but the one that I chose to, in my life, with this company and as long as they’ve been around we’ve been enough alike and I’ve known Keith Myers, their CEO, for a number of years and I kind of say, you know, if I measure myself against one company it would be LHC. And we compete with them in some markets but not a lot, so we’ve both gone down a path of developing our companies, building them in similar ways, but different ways.

Over the last six or seven months, Keith and I have been talking about, you know, “does it make sense and would it make sense for us to put our companies together?”

And we did that because we all know that the home healthcare, hospice and personal care industry and world is changing pretty dramatically and you sometimes decide that it’s best to do it by yourself and you sometimes decide it’s best to do it together. In order to do it together, we want to do it in a way where we philosophically agree with the way other people do business and what they’re thinking about and their focus on making lives better, which has sort of been a constant theme in our world.

And as I’ve known Keith over the years and I’ve gotten to know their management team they philosophically aligned with us. Our cultures are very similar.

And bigger we’re better, bigger we’re stronger. We’ve got great management teams on both sides. We’re going to put the best of our management teams together and we’re going to create the preeminent management team for home healthcare, hospice and personal care that exists in the country.

In my, from my perspective that’s really what I thought was exciting. Two very successful companies, with great opportunities, coming together. Combining to create a great management team and with great operations, you know, not to be too sophomoric, if you will, we can conquer the world. That can happen and we can make that happen, and I know that everybody at the senior level of both organizations is committed to make that happen.

Now for everybody in the field, the nice thing about it in the in our operations throughout the country is it’s like no change. We all, both LHC and Almost Family, operate under multiple brands. We will come together under the LHC name, but we’ll be Almost Family.

As you know, when you know, that each brand that all of you operate under, you take such pride in, which I know you do. That’s not going to change today, tomorrow, next week or next year.

So, if I’m sentimental about this, it’s because I take so much pride in what you do and in your name, the names you operate under, because I know that’s what you take pride in. So, what we’re going to do through this combination- we’ll put our companies together. We’re going to be the best that we can be. We’re going to take the best of all of the different things that we do. We will be the largest joint venture provider of home healthcare services to in the country, with north of 75 partnerships with hospitals. For those of you in the home health world, I know each of you would love to have a hospital joint venture in any one of your markets because, as I’ve heard people talk about “well, I can’t get business because the hospital won’t give it to me.”

I’m just telling you internally, it’s a great thing. And I think we will have great opportunities going forward. So feel good, feel proud.

This is a good thing for our organization. I think it’s a good thing for LHC’s organization. I think it’s good for both of us. That’s our message.

It’s important that when you go out into the field today, if you hear anything about this, I would love for you to stand up and say “I just heard from Bill and this is a good thing and I believe him” because it is.

And most importantly I wanted you to hear that from me. I want you to hear my enthusiasm, and I am very enthusiastic about this deal and about our combination. I’m very enthusiastic about the company we’re going to become and enthusiastic about the opportunities that are going to be created by combining these two companies that would not exist for either us if we stood alone.

It’s good day for Almost Family. It’s good day for all of our wonderful brands and all the people that take care of the people that we serve. And please view it that way. I know sometimes people don’t view things that way, but I’m just telling you this is a good thing.

We’ll share a whole lot of information as we go forward, but most importantly I just wanted you to hear from me how enthusiastic and excited I am about this and we can move forward.

I do want you to know Steve Guenthner is here. He’s been my partner for many, many, years in this and I wanted to give him the opportunity to share his thoughts with you and then we’ll open the floor for questions.

Steve Guenthner: Thank you. Good morning everyone.

You know, as William’s gone through the evolution of this business over the last 35-40 years, we’ve done a lot together, but we’ve done a lot with a lot of folks. And hopefully most of those folks are on this call.

We have built a lot of this business as a consolidator. And most of you on this call probably came into the family of Almost Family providers through a business combination. We do those because we recognize the need for size and sophistication. The work that we do for America’s seniors is critical to the health care system, it’s critical to the American public and we have to have size and sophistication to do that.

Substantially, all of the health care in America for seniors is funded by government programs. That means we have to have a significant government advocacy program- those things are expensive to have effect in the United States Congress. You have to be big. You have to be meaningful. You can’t show up with a single agency and expect influence policy. So, part of helping “We the People” satisfy our commitment to provide health care services for “We” the seniors, our parents, we have to have size.

This is not the end of anything. This is the next chapter in a pretty amazing book. William is going to continue to be a part of this in his role as a consultant and an advisor to the senior management team.

I’m absolutely thrilled to have been offered a key position on Keith’s management team as the Chief Strategy Officer, where I’ll get to have an awful lot of fun doing a lot of the things that we’ve enjoyed doing. I’m particularly thrilled Todd Lyles is going to be a part of that with us. We believe Jeff Reibel is going to have an ongoing role. There is going to be lots and lots of roles offered to folks.

We have approximately 17000 employees in this company. For 99 percent, literally 99 percent, you just go on doing your job, taking care of patients, doing the things that you do. It’s absolutely critical that you continue to do those things.

For the other 1 percent, well here’s the good news, we’ve all been through this before. And we will work through this, we’re going to continue to grow. You’ve heard me talk in front of employee groups and certainly in investor presentations about continuing the trajectory that we’ve been on for these many years.

When I came to the company I think we had eight branches. With this deal, we’ll have eight hundred. We’re going to continue this, and it’s not like we’re done now, we’re going to keep going. And so, to do that we are going to need creativity, we’re going to need innovation and we’re going to need to continue to influence policy. And we need all you guys doing what you do to keep this business working for us.

The deal is expected to close sometime in the spring, so we get a pretty good long runway to work through things. Both companies have robust development plans during that time frame to continue to grow. So, this is this is nothing but good stuff for all of us.

Look, we thank you guys for being a part of the team and your commitment to get us through close. This deal, we will continue to operate this as businesses as a stand-alone business until we get through shareholder approvals, regulatory approvals etc. And then we’ll have some transition work, so a long, long, runway while we work out the best ways to do this and a whole lot of opportunities for everybody. William, thank you.

William Yarmuth: Thank you Steve. So, we’ll just kind of end the call quickly and open it up for questions, but I just want to leave you with this thought- you know, our role, our goal and our mission is to make people’s lives better when we take care of them every day.

You all do that. Everybody plays their own role in that whole ultimate goal. And when we stick to that focus and we stick to what we’re about, and you don’t get in this business unless you really care about people, then we’ll get more patients. And we should all strive take the best care of the patients that we care for and do it in a way that they welcome and relish the care that they get and that should drive us to take more care take care more patients.

So, what we try to preach in our world every day is if you take good care of the patients you serve you will get more patients. If you take more, better care of the next set of patients, you’ll get more patients. And if you believe you’re the best and if you believe you are the provider of choice, then you’ll prove it by the actions you take every day.

That has nothing to do with corporate organization. It has nothing to do with any of that. It’s about taking care of people. So, let’s just think about that.

Both companies, LHC and us, live for that. Live for that purpose. So, we are commonly aligned in that way. We feel it in our heart and soul. I know Keith, himself and Ginger his wife who started the company- they started it together, and the management team believes that more than any company that I have ever met with, and any management team that I have ever dealt with.

So, you’re going to get…you know, as much as you might want to get rid of me, I’m not sure you’re going to be able to get rid of me all that quickly!

I’m going to be here to watch and make sure that we do all the right things that we’ve done over the past 40 years in our career. And that we continue to do that and that we work side by side with the LHC team and the LHC organization to make as many people’s lives better as we can.

And together we can do a lot more of that than we can by ourselves. And you know at times you have to realize that, and it’s a good day. So, take it that way.

Thank you for your time we’ll open the call for questions and- I’ve got a little note here- that says “no questions,” so, thank you for no questions.

Aside: No,we’re not taking any questions.

William Yarmuth: Oh, that’s it. The operator said we were. I’m sorry! See, I don’t know much of anything so I’ve just ruined the whole purpose of the call by, you know, being whatever.

So thank you for no questions but remember this is a good day! We’re all about the people we care for. We want to make people’s lives better. You all are great at doing it. Let’s just go out there and make sure that the people we care for today and we care for tomorrow are well taken care of. So thank you for your time and have a great day.

Operator: And that concludes this event. Thank you for joining.

Additional Information And Where To Find It

The proposed transaction between LHC Group and the Company will be submitted to the respective stockholders of LHC Group and the Company for their consideration. LHC Group will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of LHC Group and the Company that also constitutes a prospectus of LHC Group. LHC Group and the Company will deliver the joint proxy statement/prospectus to their respective stockholders as required by applicable law. LHC Group and the Company also plan to file other documents with the SEC regarding the proposed transaction. This report is not a substitute for any prospectus, proxy statement or any other document which LHC Group or the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF LHC GROUP AND THE COMPANY ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LHC GROUP, THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about LHC Group and the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. LHC Group and the Company make available free of charge at www.lhcgroup.com and www.almostfamily.com, respectively (in the “Investor” or “Investor Relations” section, as applicable), copies of materials they file with, or furnish to, the SEC.

Participants In The Merger Solicitation

LHC Group, the Company, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of LHC Group and the Company in connection with the proposed transaction. Information about the directors and executive officers of LHC Group is set forth in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 28, 2017. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 7, 2017. These documents can be obtained free of charge from the sources indicated above. Other information regarding those persons who are, under the rules of the SEC, participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This report is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed transaction between LHC Group and the Company or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.